                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.    5  )*
                                              -----
                         World Acceptance Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   981419104
                    --------------------------------------
                                (CUSIP Number)




                               December 31, 2000
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


    Check the appropriate box to designate the rule pursuant to which this
                              Schedule is filed:


                              [x]  Rule 13d-1(b)
                              [ ]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 11 pages

--------------------------                           -------------------------
  CUSIP No.   981419104              13G                 Page 2 of 11 Pages
--------------------------                           -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Liberty Wanger Asset Management, L.P. 36-3820584
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                               (a) [_]
                                                                  (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,996,200
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          2,996,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.

      2,996,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      16.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

      IA
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                           -------------------------
  CUSIP No.   981419104              13G                 Page 3 of 11 Pages
--------------------------                           -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      WAM Acquisition GP, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                                 (a) [_]
                                                                    (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,996,200
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          2,996,200
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.

      2,996,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      16.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                           -------------------------
  CUSIP No.   981419104              13G                 Page 4 of 11 Pages
--------------------------                           -------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Liberty Acorn Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                                 (a) [_]
                                                                    (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Massachusetts
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          None
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             2,410,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          None
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.

                          2,410,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.

      2,410,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                       [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      12.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.

      IV
------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:

                     World Acceptance Corporation


Item 1(b)      Address of Issuer's Principal Executive Offices:

                     108 Frederick Street
                     Greenville, South Carolina 29607

Item 2(a)      Name of Person Filing:

                     Liberty Wanger Asset Management, L.P. ("WAM")
                     WAM Acquisition GP, Inc., the general partner of WAM
                      ("WAM GP")
                     Liberty Acorn Trust ("Acorn")

Item 2(b)      Address of Principal Business Office:

                     WAM, WAM GP, and Acorn are all located at:

                     227 West Monroe Street, Suite 3000
                     Chicago, Illinois  60606

Item 2(c)      Citizenship:

                     WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)      Title of Class of Securities:

                     Common Stock

Item 2(e)      CUSIP Number:

                     981419104

Item 3         Type of Person:

                       (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                       (e)   WAM is an Investment Adviser registered under
                             section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                              Page 6 of 11 Pages

Item 4         Ownership (at December 31, 2000):

                     (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                            2,996,200

                     (b)    Percent of class:

                            16.1% (based on 18,627,573 shares outstanding as of November 10, 2000)

                     (c)    Number of shares as to which such person has:

                                 (i)    sole power to vote or to direct the
                                        vote:  none
                                 (ii)   shared power to vote or to direct the
                                        vote:  2,996,200
                                 (iii) sole power to dispose or to direct the disposition of: none
                                 (iv)   shared power to dispose or to direct
                                        disposition of:  2,996,200

Item 5         Ownership of Five Percent or Less of a Class:

                     Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                     The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                     Not Applicable

Item 8         Identification and Classification of Members of the Group:

                     Not Applicable

Item 9         Notice of Dissolution of Group:

                     Not Applicable


                              Page 7 of 11 Pages

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              Page 8 of 11 Pages

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET
                                     MANAGEMENT, L.P.

                                    By: /s/ Bruce H. Lauer
                                       ----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary


               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST

                                    By: /s/ Bruce H. Lauer
                                       ----------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Assistant Secretary


                              Page 9 of 11 Pages

                                   Exhibit Index
                                   -------------

Exhibit 1 Joint Filing Agreement dated as of February 14, 2001 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc., and Liberty Acorn Trust


                              Page 10 of 11 Pages

                                   EXHIBIT 1

                            JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                   Dated:  February 14, 2001

                                    WAM Acquisition GP, Inc.
                                     for itself and as general partner of
                                     LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                    By: /s/ Bruce H. Lauer
                                       ----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary



                                    LIBERTY ACORN TRUST



                                    By: /s/ Bruce H. Lauer
                                       ----------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Assistant Secretary


                              Page 11 of 11 pages